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                                                                       EXHIBIT 5



                                      September 12, 1996


Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey  07417-1880

    Re:  Becton, Dickinson and Company
         Salary and Bonus Deferral Plan
         Form S-8 Registration Statement
         Under the Securities Act of 1933
         --------------------------------

Gentlemen:

    As Vice Chairman and General Counsel of Becton, Dickinson and Company (the "Company"), I am familiar with all corporate action taken by the Company with respect to the adoption of the Company's Salary & Bonus Deferral Plan, as amended (the "Plan").

    On the basis of the foregoing, it is my opinion that the Company has taken all necessary and appropriate corporate action in connection with the adoption of the Plan and the authorization for issuance of the shares thereunder, and that the shares when issued and sold in the manner referred to in the Plan, will constitute legally issued, fully paid and non-assessable shares of Common Stock of the Company.

    I consent to the filing of this opinion as Exhibit 5 to the above-captioned Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                      Very truly yours,

                                      /s/ John W. Galiardo
                                      ----------------------
                                      John W. Galiardo
                                      Vice Chairman and
                                      General Counsel